News Release	For Release Aug. 5, 2009
CONTACTS:
Michael Lawson, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685

Kendle Announces Second Quarter 2009 Results

CINCINNATI, Aug. 5, 2009  Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported net income of $3.2 million or $0.21 per diluted share for the second quarter of 2009 compared with net income of $6.3 million or $0.42 per diluted share for the second quarter of 2008. On a pro forma basis, net income per diluted share for the second quarter of 2009 was $0.43 compared with $0.52 per diluted share for the second quarter of 2008.

Second Quarter 2009 Results

Net revenues for the quarter were $107.4 million.  This is $120.0 million on a constant currency basis and compares with $127.0 million reported for the same period of the prior year.

Operating income for the quarter was $7.0 million or 6.5 percent of net revenues.  On a constant currency basis and excluding the impact of a one-time restructuring charge, this is $15.8 million or 13.2 percent of constant currency revenues compared with $16.1 million or 12.7 percent of net revenues for the second quarter of 2008.

New business awards for the second quarter of 2009 totaled $132 million. Contract cancellations for the quarter were $48 million or 5.2 percent of the Company’s backlog at March 31, 2009. Total business authorizations amounted to $881 million at June 30, 2009.

Cash flow from operations for second quarter of 2009 was $31.1 million. Cash, cash equivalents and marketable securities at June 30, 2009, totaled $65.0 million. Days sales outstanding in accounts receivables were 29 days compared with 47 days in the second quarter 2008. Capital expenditures for the quarter totaled $5.7 million, composed primarily of investments in IT infrastructure related to the Company’s implementation of an ERP system. During the quarter, the Company paid $18.2 million in the open market to repurchase $25 million at par value of its convertible debt. As a result, the Company generated a pretax gain on the extinguishment of the debt of $3.1 million. In addition, by reducing the principal balance outstanding, the Company expects to reduce cash and noncash interest expense over the remaining term of the convertible notes by approximately $6.2 million.

Margin Improvement and Cost Reduction Initiatives

Kendle took a series of actions in the second quarter 2009 to reduce its variable costs and right size its business. These actions include a workforce and capacity optimization initiative to better balance its staffing levels with customer demand and certain facilities-related actions, among other things. As a result, the Company took a one-time, pretax charge of $6 million in the second quarter for severance-related and other restructuring expenses. The Company anticipates these initiatives will generate a total pretax savings of $19 million to $22 million in 2009.

Six-Month Results

Net revenues for the six months ended June 30, 2009 were $215.5 million.  This is $242.9 million on a constant currency basis and compares with $241.1 million reported for the same period of the prior year.

Operating income for the first six months of 2009 was $15.1 million or 7.0 percent of net revenues. On a constant currency basis and excluding the impact of the second quarter restructuring charge, this is $27.2 million or 11.2 percent of constant currency revenues compared with $30.1 million or 12.5 percent of net revenues for the same period of the prior year.

Net income was $4.1 million for the first six months of 2009 compared with net income of $10.4 million for the same period last year. Net income per share on a diluted basis for the six months ended June 30, 2009 was $0.27 per share compared with $0.69 per diluted share for the first six months of 2008. On a pro forma basis, net income per diluted share for the six month period in 2009 was $0.90 compared with $0.90 for 2008.

Cash flow from operations for the first six months of 2009 was $39.4 million compared with a negative $3.3 million for the same period of the prior year. Capital expenditures for the first six month period totaled $11.2 million versus $12.0 million for the same period last year.

Update on Full-Year 2009 Guidance

The Company is suspending financial guidance for 2009 due to a combination of factors. The Company will reassess its guidance policy in 2010.

Second Quarter 2009 Conference Call and Webcast Details

Kendle will host its Second Quarter 2009 conference call on Aug. 6, 2009, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Sept.7, 2009.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the world’s largest global providers of Phase I-IV services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.

Use of Non-GAAP Financial Measures

The press release contains adjustments to net service revenues, income from operations, net income and earnings per share calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. These adjusted or “pro forma” results are and should be read in connection with the reconciliation provided in this press release. We believe that investors’ understanding of performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of our ongoing results of operations. Non-GAAP measures should not be considered a substitute for GAAP-based measures and results. Our non-GAAP measures may not be comparable to non-GAAP measures of other companies.

Forward-Looking Statements

Certain statements and information contained in this press release may be deemed to be forward-looking statements under federal securities laws and the provisions of the Private Securities Litigation Reform Act of 1995 and Kendle intends that such forward-looking statements be subject to the safe-harbor created thereby. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, (a) competitive factors in the industry, (b) drug-development activity and outsourcing trends in the biopharmaceutical industry, (c) the Company's ability to manage growth, including integration of acquired businesses and implementation of information technology solutions, (d) the Company’s dependence on the skills, experience and efforts of its employees and management team in the geographic regions and therapeutic areas in which the Company operates and the risks associated with hiring, managing and retaining members of this team (e) the fixed price nature of contracts and cost overruns, (f) the loss, cancellation or delay of contracts or amendments thereto, (g) the mix of contracts in the Company’s backlog and the sales cycle for these contracts, (h) the Company’s ability to service its indebtedness and maintain adequate credit facilities and credit lines, (i) the effects of exchange rate fluctuations, (j) the risks related to the Company’s international operations, (k) the amount of goodwill and other intangible assets on the Company’s balance sheet and the potential for write-downs of these assets if they become impaired under accounting rules; (l) changes in regulation of the drug-development process, (m) litigation that might arise from patient volunteers in the drug development process, (n) natural disasters, acts of war or other similar events that could have an adverse effect on the Company’s operations, and (o) other risks as detailed from time to time in Kendle’s Annual Report on Form 10-K as well as periodic reports filed with the SEC. In addition, no assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. The Company believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this press release is current as of Aug. 5, 2009. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Kendle International Inc.
Condensed Consolidated Statement of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008 (1)	2009	2008 (1)

Net service revenues	$107,351	$126,989	$215,454	$241,113
Reimbursable out-of-pocket revenues	34,804	50,403	71,762	95,092
Total revenues	142,155	177,392	287,216	336,205

Costs and expenses:
Direct costs	55,204	63,523	113,182	122,693
Reimbursable out-of-pocket costs	34,804	50,403	71,762	95,092
Selling, general and administrative expenses	35,226	43,736	73,256	81,360
Restructuring expense	6,006	-	6,006	-
Depreciation and amortization	3,937	3,650	7,895	7,005
Total costs and expenses	135,177	161,312	272,101	306,150

Income from operations	6,978	16,080	15,115	30,055

Other income (expense):
Interest expense	(3,728)	(3,810)	(7,604)	(8,247)
Interest income	133	137	363	389
Gain on extinguishment of debt	3,133	-	3,133	-
Other	1,029	(1,571)	4,194	(4,179)
Total other income (expense)	567	(5,244)	86	(12,037)
Income before income taxes	7,545	10,836	15,201	18,018
Income taxes	4,352	4,533	11,121	7,611

Net income	$3,193	$6,303	$4,080	$10,407

Income per share data:
Basic:

Net income per share	$0.22	$0.43	$0.27	$0.71

Weighted average shares outstanding	14,849	14,705	14,845	14,698

Diluted:

Net income per share	$0.21	$0.42	$0.27	$0.69

Weighted average shares outstanding	14,955	14,981	14,971	14,979

(1) As adjusted resulting from the adoption of APB 14-1, as of January 1, 2009.

Kendle International Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share data)
(Unaudited)

	June 30, 2009
	Three Months	Six Months
Reconciliation of pro forma net service revenues:
Net service revenues, as reported	$107,351	$215,454
Constant currency adjustment	12,612	27,484
Net service revenues, as adjusted for constant currency	$119,963	$242,938

Reconciliation of pro forma income from operations:
Income from operations, as reported	$6,978	$15,115
Constant currency adjustment	2,459	5,650
Restructuring charge, as adjusted for constant currency	6,395	6,449
Income from operations, as adjusted for constant currency and restructuring charge	$15,832	$27,214

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008(1)	2009	2008(1)
Reconciliation of pro forma net income:

Net income, as reported	$3,193	$6,303	$4,080	$10,407
Additional interest expense due to adoption of APB 14-1	1,675	1,532	3,427	3,052
Restructuring expense, net of tax	3,694	-	3,694	-
Gain on extinguishment of debt, net of tax	(2,133)	-	(2,133)	-
Discrete tax item related to foreign currency hedge	-	-	4,441	-
Pro forma net income	$6,429	$7,835	$13,509	$13,459

Pro forma net income per share:
Basic	$0.43	$0.53	$0.91	$0.92
Diluted	$0.43	$0.52	$0.90	$0.90

(1) As adjusted resulting from the adoption of APB 14-1, as of January 1,2009.

See Use of Non-GAAP Measures section in the body of the press release.

Kendle International Inc.
Selected Balance Sheet and Other Information
(In thousands)
(Unaudited)

Selected Balance Sheet Information:

	June 30, 2009	December 31, 2008 (1)
Cash, cash equivalents and marketable securities (including restricted cash)	$64,989	$36,053

Receivables, net of advance billings	45,338	63,410

Convertible notes	153,429	171,848

Net Service Revenues by Geographic Region:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
North America	48%	45%	50%	46%
Europe	38%	44%	35%	43%
Latin America	10%	8%	11%	7%
Asia-Pacific	4%	3%	4%	3%

Segment Information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Early Stage:
Net Service Revenues	$7,381	$8,636	$16,463	$14,274
Operating Income (Loss)	(106)	2,151	914	2,537

Late Stage:
Net Service Revenues	$96,557	$116,135	$193,195	$220,915
Operating Income	18,946	28,624	40,132	53,289

Support and Other:
Net Service Revenues	$3,413	$2,218	$5,796	$5,924
Operating Loss	(11,862)	(14,695)	(25,931)	(25,771)

 (1) As adjusted resulting from the adoption of APB 14-1, as of January 1, 2009.